CREDIT AGREEMENT
THIS AGREEMENT dated for reference the 24th day of October, 2007
BETWEEN:
IVANHOE MINES LTD.

(the “Borrower”)
AND:
RIO TINTO INTERNATIONAL HOLDINGS LIMITED

(the “Lender”)
WHEREAS:
A.	capitalized terms used in these recitals without definitions have the meanings assigned to them in Section 1.1 hereof;
B.	the Borrower and the Lender are parties to the PPA pursuant to which the Lender has made an equity investment in the capital of the Borrower and has agreed, subject to certain conditions precedent that remain unfulfilled as of the date hereof, to make additional equity investments in the capital of the Borrower; and
C.	pending the fulfillment of the conditions precedent to the Lender’s additional equity investments in the capital of the Borrower under the PPA, the Borrower and the Lender have entered into the Heads of Agreement which contemplates, inter alia, that the Lender will make the Facility available to the Borrower on the terms and conditions herein set forth.
NOW THEREFORE, in consideration of the promises and the mutual covenants and agreements hereinafter contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Parties agree with one another as follows:
ARTICLE 1
INTERPRETATION
1.1 The terms hereinafter defined shall, for all purposes of this Agreement, have the meanings set out below unless the context otherwise requires:
(a)	“ABCP Encumbrances” means the security interests in the Borrower’s asset-backed commercial paper investments which may be registered in favour of HSBC Bank Canada or Bank of Montreal with the British Columbia Property Security Registry securing the Borrower’s obligations under ABCP Indebtedness;

(b)	“ABCP Indebtedness” means indebtedness to HSBC Bank Canada or Bank of Montreal of up to CDN$57,000,000 and US$14,000,000 in the aggregate which may be incurred by the Borrower, provided that recourse in respect thereof is limited solely to the Borrower’s asset-backed commercial paper investments and not to any other assets of the Borrower;

(c)	“Advance Date” has the meaning given in Section 2.2;

(d)	“Agreed Currency” has the meaning given in Section 14.14;

(e)	“Amending and Additional Rights Agreement” means the amending and additional rights agreement dated as of the date hereof between the Borrower and the Lender;

(f)	“Applicable Laws” means all applicable governmental laws (statutory or common), rules, ordinances, regulations, grants, concessions, franchises, licences, orders, directives, judgments, decrees, and other governmental restrictions, including permits and other similar requirements, whether federal, provincial, territorial, municipal, or local, and whether legislative, administrative or judicial in nature (including Environmental Laws);

(g)	“Availability Period” means the period commencing on the Funding Date and terminating on the Maturity Date or such earlier date as the Facility may be cancelled in accordance with the terms hereof;

(h)	“Borrower Convertible Securities” means securities of the Borrower which are convertible into, exchangeable for or exercisable to acquire Borrower Shares;

(i)	“Borrower Shares” means common shares without par value in the capital of the Borrower, as presently constituted;

(j)	“Closing Conditions” has the meaning given in Section 2.4;

(k)	“Conversion Date” means the date which is three (3) Business Days following the date the Lender provides the written notice to the Borrower referred to in Section 6.1 that it wishes to convert all or part of the Loan Amount into Borrower Shares;

(l)	“Conversion Price” means US$10.00 per Borrower Share as adjusted pursuant to Article 7;

(m)	“Current Market Price” of the Borrower Shares at any date, means the weighted average of the sale prices per Borrower at which the Borrower Shares have traded on the TSX, or, if the Borrower Shares are not listed on the TSX, then on such stock exchange or securities market on which such shares are listed or quoted as may be selected for such purpose by the Borrower’s board of directors, or, if the Common Shares are not listed on any stock exchange, then on the over-the-counter market, for any twenty (20) consecutive trading days selected by the

Borrower commencing not more than forty five (45) trading days and ending not fewer than five (5) trading days before such date; provided, however, if the Borrower Shares are not traded during such forty (40) trading day period for at least twenty (20) consecutive trading days, the simple average of the following prices established for each of twenty (20) consecutive trading days selected by the Borrower commencing not more than forty five (45) trading days before such date:
(i)	the average of the bid and ask prices for each day on which there was no trading; and

(ii)	the closing price of the Borrower Shares for each day on which there was trading, or, in the event that, at any date, the Borrower Shares are not listed on any stock exchange or securities market or on the over-the-counter market, the current market price shall be as determined by the Borrower’s board of directors or such firm of independent chartered accountants as may be selected by the Borrower’s board of directors, acting reasonably and in good faith in their sole discretion; for these purposes, the weighted average price for any period shall be determined by dividing the aggregate sale prices during such period by the total number of Borrower Shares sold during such period;

(n)	“Debt” means, with respect to any person, all obligations that, in accordance with GAAP, would then be classified as a liability of such person, and, without duplication, includes, with respect to such person:
(i)	an obligation in respect of borrowed money or for the deferred purchase price of assets, property or services or an obligation that is evidenced by a note, bond, debenture or any other similar instrument;

(ii)	a transfer with recourse or with an obligation to repurchase, to the extent of the liability of such person with respect thereto;

(iii)	an obligation under a capital lease;

(iv)	an obligation under a residual value guarantee made with respect to an operating lease in which such person is the lessee;

(v)	a reimbursement obligation or other obligation in connection with a bankers’ acceptance or any similar instrument, or letter of credit or letter of guarantee issued by or for the account of such person;

(vi)	a contingent obligation to the extent that the primary obligation so guaranteed would be classified as “Debt” (within the meaning of this definition) of such person; or

(vii)	the aggregate amount at which any shares in the capital of such person that are redeemable or retractable at the option of the holder of such shares for cash or obligations constituting Debt or any combination thereof;
provided, however, that there shall not be included for the purpose of this definition any obligation that is on account of trade accounts payable incurred in the ordinary course of business provided such trade accounts are not delinquent and in no event are outstanding for more than ninety (90) days;

(o)	“Demand Notice” means a written notice delivered by the Lender to the Borrower in accordance with Section 4.4 demanding repayment of the Loan Amount;

(p)	“Disclosed Encumbrances” means the Encumbrances in respect of the Security Assets as fully and fairly described in Schedule A;

(q)	“Environmental Claims” means any and all enforcement, clean-up, remedial or other governmental or regulatory actions, orders, directions or proceedings instituted, pending or completed or, to the best of the knowledge of the Borrower, after due inquiry, threatened or anticipated pursuant to any Environmental Laws, and all claims made or, to the best of the knowledge of the Borrower, after due inquiry, threatened, by any third party against the Borrower, or any Material Subsidiary relating to damage, contribution, costs recovery, compensation, loss or inquiry resulting from any violation or alleged violation of any Environmental Laws;

(r)	“Environmental Laws” means laws relating to environmental matters, including abatement of pollution, protection from harm or damage to the environment, protection of wildlife and other living organisms, including endangered species, ensuring public safety from environmental hazards, protection of cultural or historic resources, management, storage or control of Hazardous Substances, releases or threatened releases of Hazardous Substances as wastes into the environment, including air, surface water and groundwater, and all other Applicable Laws relating to the generation, processing, distribution, use, treatment, storage, disposal, handling or transport of Hazardous Substances;

(s)	“Event of Default” has the meaning given in Section 12.1;

(t)	“Facility” means the non-revolving convertible credit facility in the principal amount of US$350,000,000 constituted by this Agreement;

(u)	“Finance Committee” means the finance committee established by the Borrower and the Lender as described in and subject to Article 5;

(v)	“Funding Date” means the date hereof or such later date as:
(i)	all of the Closing Conditions have been satisfied or waived (other than Section 2.4(e)); and

(ii)	the initial drawdown notice has been given by the Finance Committee on behalf of the Borrower to the Lender, but in any event, not later than November 30, 2007;

(w)	“GAAP” has the meaning given in Section 1.4;

(x)	“Hazardous Substance” means any substance or material whether natural or artificial and whether in solid or liquid form or in the form of a gas or vapour whether alone or in combination (chemically or physically) with any other substance that is causing or capable of causing harm to any living organism or damage to the environment;

(y)	“Heads of Agreement” means the heads of agreement dated as of September 11, 2007 between the Borrower and the Lender relating to the Facility and the Transaction Documents;

(z)	“Interest Period” means a three month period, with the first Interest Period commencing on the Funding Date and ending on the day preceding the three-month anniversary thereof and successive Interest Periods commencing on the same day of the month as the three-month anniversary of the Funding Date and ending on the day preceding the next three-month anniversary thereof; provided that:
(i)	the last day of each Interest Period will be a Business Day; if the last day of an Interest Period is not a Business Day, the last day of that Interest Period only shall be deemed to be the next following Business Day; and

(ii)	the last Interest Period shall be deemed to expire on the later of the Maturity Date and the date on which the Loan Amount is fully repaid or converted into Borrower Shares.
(aa)	“LIBOR Rate” means in relation to each Interest Period, the rate per annum at which deposits in US dollars are offered in the London interbank market for a term comparable to such Interest Period, quoted as the Official BBA LIBOR Fixing for such term conducted by the British Bankers’ Association at or about 11 a.m. (London time) on the second business day in London prior to the first day of such Interest Period, and accessed through the appropriate Bloomberg page (or such other page as may replace such page on such service or system, or on another service or system designated by the British Bankers’ Association for the purpose of displaying the rates (expressed to five decimal places) at which dollar deposits are offered by leading banks in the London interbank market) provided that if no rate is quoted as the Official BBA LIBOR Fixing for such term conducted by the British Bankers’ Association for such Interest Period, there shall be taken instead the arithmetic mean of the rates quoted to the Lender by three leading banks selected by the Lender in the London interbank market, at or about 11 a.m. (London time) two business days in London before the first day of such Interest Period for the making of deposits in US dollars for a term comparable to such Interest Period, provided further that if no rate is quoted to the Lender by three leading banks selected by the Lender in the London interbank market, LIBOR shall be determined by the Lender acting reasonably;

(bb)	“Loan” means the aggregate principal amount of the Facility for the time being owing but unpaid by the Borrower;
(cc)	“Loan Amount” means the aggregate principal amount of the Facility for the time being owing but unpaid by the Borrower together with all accrued but unpaid interest thereon and other costs, charges and expenses payable by the Borrower hereunder or pursuant to the Property Security Documents;
(dd)	“Loan Conditions” means the Closing Conditions and the Subsequent Funding Conditions;
(ee)	“Loan Documents” means this Agreement and the Property Security Documents;

(ff)	“Mandatory Repayment Notice” has the meaning given to it in Section 4.8;
(gg)	“Material Adverse Effect” means, in the sole opinion of the Lender, acting reasonably, the effect of any event or circumstance which is or is likely to be materially:
(i)	adverse to the ability of the Borrower to perform or comply with any of its obligations under the PPA or any of the Transaction Documents;

(ii)	prejudicial to the aggregate value of the assets secured by the Property Security Documents;

(iii)	prejudicial to the business, operations or financial condition of the Borrower or any of the Material Subsidiaries taken as a whole; or

(iv)	adverse to the ability of the Borrower or any of the Material Subsidiaries to develop and operate the OT Project in a manner which is consistent with the Operations Plan and Budget provided that under no circumstances will the failure by the Borrower or a Subsidiary of the Borrower to enter into an Approved OT Investment Contract in a timely manner or at all be construed as an event or circumstance having a Material Adverse Effect;

(hh)	“Material Subsidiary” means, collectively, the OT Subsidiary and each other Subsidiary of the Borrower through which the Borrower beneficially owns, directly or indirectly, any interest in the OT Subsidiary, the OT Project or any mineral resource situated in Mongolia;

(ii)	“Maturity Date” means September 12, 2010;

(jj)	“Non-Material Security Assets” means (i) securities issued by SGER or any of its Subsidiaries, (ii) securities issued by any Non-Material Subsidiary, and (c) securities issued by any issuer that, were it a Subsidiary of the Borrower, would be a Non-Material Subsidiary, but for greater certainty does not include any securities issued by any Material Subsidiary (other than SGER or any of its Subsidiaries), the Royalty or any assets of the Borrower comprising the OT Project;

(kk)	“Non-Material Subsidiary” means a Subsidiary of the Borrower which is not a Material Subsidiary;

(ll)	“Notice” has the meaning given in Section 14.4;

(mm)	“Operations Plan and Budget” means the operations plan and budget prepared by and agreed between the Borrower, the Lender and the Technical Committee dated October 12, 2007 providing for, inter alia, the use of the proceeds of the Facility on expenditures in respect of the Operations at the OT Project, as such plan and budget may be amended in accordance with Article 3;

(nn)	“Orders” means all applicable orders, decisions, directives, declarations, decrees, injunctions, writs, judgments, rulings, awards, requests, or the like, rendered by any Governmental Authority having the force of law including those issued under or pursuant to any Environmental Laws;

(oo)	“Parties” means the Lender and the Borrower, collectively, and “Party” means either of them;

(pp)	“Payment Currency” has the meaning given in Section 14.14;

(qq)	“Permitted Debt” means (i) Debt under this Agreement; (ii) Debt of Material Subsidiaries (other than SGER and its Subsidiaries) in favour of the parties and in the amounts specified in Schedule B; (iii) ABCP Indebtedness; (iv) any OT Project parent guarantees granted by the Borrower in relation to any Debt of Material Subsidiaries (other than SGER and its Subsidiaries) in favour of the parties and in the amounts specified in Schedule B; (v) any parent guarantee or letter of credit issued after the date hereof by or for the account of the Borrower in favour of a third party to secure a contractual obligation (other than an obligation to repay borrowed money) of a Material Subsidiary (other than SGER and its Subsidiaries) to such third party in furtherance of Operations contemplated by the Operations Plan and Budget or, if the Suspension Plan is in effect, the Suspension Plan; (vi) and parent guarantee granted by the Borrower in the ordinary course of business in relation to any Subsidiary for business related office equipment leases, including photocopiers, office furniture and computers; (vii) Debt of the Borrower for business related office equipment leases, including photocopiers, office furniture and computers; (viii) Debt secured by Permitted Encumbrances (other than paragraph (viii) of the definition thereof); and (ix) Debt existing on the date hereof secured by Permitted Encumbrances within the meaning of paragraph (viii) of the definition thereof;

(rr)	“Permitted Encumbrances” means at any time and from time to time:
(i)	undetermined or inchoate Encumbrances incidental to construction, maintenance or operations which have not at the time been filed pursuant to law;

(ii)	the Encumbrance of taxes and assessments for the then current year, the Encumbrance for taxes and assessments not at the time overdue and Encumbrances securing worker’s compensation assessments which are not overdue;

(iii)	cash or governmental obligations deposited in the ordinary course of business in connection with contracts, bids, tenders or to secure worker’s compensation, unemployment insurance, surety or appeal bonds, costs of litigation, when required by law, public and statutory obligations, Encumbrances or claims incidental to current construction, mechanics’, warehousemen’s, carriers’ and other similar Encumbrances;

(iv)	security given in the ordinary course of business to a public utility or any Governmental Authority when required by such utility or Governmental Authority in connection with the operations of the Borrower or its Subsidiaries in the ordinary course of business;

(v)	easements, rights of way and servitudes in existence at the date hereof and future easements, rights of way and servitudes which in the reasonable opinion of the Lender will not in the aggregate materially impair the use of real property concerned for the purpose for which it is held or used by the Borrower or its Subsidiaries;

(vi)	all rights reserved to or vested in any Governmental Authority by the terms of any lease, licence, franchise, grant or permit held by the Borrower or its Subsidiaries or by any statutory provision to terminate any such lease, licence, franchise grant or permit or to require annual or periodic payments as a condition of the continuance thereof or to distrain against or to obtain an Encumbrance on any property or assets of the Borrower or its Subsidiaries in the event of failure to make such annual or other periodic payments;

(vii)	the Encumbrances constituted by or pursuant to the Loan Documents and any registrations made in respect thereof;

(viii)	the Disclosed Encumbrances;

(ix)	the ABCP Encumbrances; and

(x)	such other Encumbrances as may from time to time be consented to in writing by the Lender;

(ss)	“person” means any entity, whether an individual, bank, trustee, corporation, partnership, joint venture, association, joint stock company, trust, estate, executor, administrator, unincorporated organization, business association, firm, Governmental Authority or otherwise a person, firm, corporation or other entity;

(tt)	“PPA” means the private placement agreement dated as of October 18, 2006 between the Borrower and the Lender, as amended November 16, 2006 and by the Amending and Additional Rights Agreement and as it may be further amended, supplemented or restated, from time to time;

(uu)	“Property Security Documents” has the meaning given in Section 8.1;

(vv)	“Royalty” means the 2% net smelter returns royalty from the OT Subsidiary purchased by the Borrower from BHP Minerals International Exploration Inc. pursuant to an agreement evidenced by a letter of BHP Minerals International Exploration Inc. dated October 31, 2003 accepted by the Borrower on November 1, 2003;

(ww)	“Security Assets” means all present and future assets, effects, undertaking and property of the Borrower, both real and personal including, without limitation, the Royalty;

(xx)	“SGER” means SouthGobi Energy Resources Ltd.;

(yy)	“Stock Exchanges” means, collectively, the NASDAQ, the NYSE and the TSX;

(zz)	“Subsequent Funding Conditions” has the meaning given in Section 2.5;

(aaa)	“Suspension Date” means the date specified as the Suspension Date in the Operations Plan and Budget or such later date as may be determined by the unanimous decision of the Technical Committee;

(bbb)	“Suspension Plan” means the suspension plan prepared by and agreed between the Borrower, the Lender and the Technical Committee dated October 12, 2007 providing for, inter alia, the orderly cessation of operations and the ongoing care and maintenance of the OT Project commencing on the Suspension Date, as such plan may be amended in accordance with Article 3;

(ccc)	“Taxes” means taxes, rents, rates, deductions, withholdings, imposts, levies, premiums, assessments, governmental fees or dues of any kind or nature whatsoever imposed by any Governmental Authority having power to tax, together with any penalties, fines, additions to tax and interest thereon; and

(ddd)	“Transactions Documents” means:
(i)	the Loan Documents;

(ii)	the warrant certificate relating to the Series C Warrants; and

(iii)	the Amending and Additional Rights Agreement.

1.2 Capitalized terms used, but not otherwise defined, herein have the meaning given to them in the PPA.
1.3 The following rules shall be applied in interpreting this Agreement:
(a)	“this Agreement” means this Agreement, including the schedules hereto, as it may from time to time be supplemented, amended or modified and in effect; and the words “hereby”, “herein”, “hereto”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section, subsection, clause, subclause, paragraph, subparagraph or other subdivision;

(b)	any reference to “interest” means interest at the rate calculated and payable as herein provided;

(c)	all references in this Agreement to designated “Articles”, “Sections”, “subsections”, “clauses”, “subclauses”, “paragraphs”, “subparagraphs” and other subdivisions are to the designated Articles, Sections, subsections, clauses, subclauses, paragraphs, subparagraphs and other subdivisions of this Agreement;

(d)	the headings are for convenience only and do not form a part of this Agreement and are not intended to interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof;

(e)	where the context so admits, all references in this Agreement to the singular shall be construed to include the plural, the masculine to include the feminine and neuter gender and, where necessary, a body corporate, and vice versa;

(f)	the word “including”, when following any general statement, term or matter, is not to be construed to limit such general statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather such general statement, term or matter is to be construed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter;

(g)	any reference to a statute includes and is a reference to such statute and to the regulations made pursuant thereto and, unless otherwise expressly provided herein, includes a reference to all amendments made thereto and in force from time to time, and to any statute or regulation that may be passed which has the effect of supplementing or superseding such statute or such regulation;

(h)	all references to currency are deemed to mean lawful money of the United States of America (unless expressed to be in some other currency) and all amounts to be calculated or paid pursuant to this Agreement are to be calculated in lawful money of the United States of America and paid in immediately available funds;

(i)	any reference to an entity includes and is also a reference to any entity that is a successor to such entity;

(j)	in the event that any date on which an action is required to be taken hereunder by any of the Parties is not a Business Day, such action will be required to be taken on the next succeeding day which is a Business Day; and

(k)	where any amount to be calculated pursuant to this Agreement is in Canadian dollars, such amount shall converted into U.S. dollars using the Bank of Canada noon rate of exchange on the applicable date.
1.4 Wherever in this Agreement reference is made to generally accepted accounting principles, such reference shall be deemed to be to the generally accepted accounting principles from time to time approved by the Financial Accounting Standards Board of the United States of America (or its relevant successor institute), and applicable on a consolidated basis as at the date on which such calculation is made or required to be made in accordance with generally accepted accounting principles (“GAAP”). Where the character or amount of any asset or liability or item of revenue or expense is required to be determined, or any consolidation or other accounting computation is required to be made for the purpose of this Agreement or any Loan Document, such determination or calculation shall, to the extent applicable and except as otherwise specified herein or as otherwise agreed in writing by the Parties, be made in accordance with generally accepted accounting principles applied on a basis consistent with its past practice (and where no past practice exists, on a consistent basis).
1.5 The following schedules are appended to and form a part of this Agreement:

Schedule A	-	Disclosed Encumbrances
Schedule B	-	Permitted Debt
Schedule C	-	General Security Agreement
ARTICLE 2
THE LOAN
2.1 Subject to the terms and conditions of this Agreement, and based and relying upon the representations and warranties set forth herein, the Lender agrees that it will advance the Facility to the Borrower.
2.2 During the Availability Period, the Finance Committee, on behalf of the Borrower, shall be entitled to provide five (5) Business Days’ (or such shorter period as may be consented to by the Lender) irrevocable written notice to the Lender that it wishes the Lender to advance a draw of the Facility to the Borrower. The initial advance of the Facility shall be in a minimum amount of US$150 million and all subsequent advances of the Facility shall be in a minimum amount of the lesser of US$25 million and the undrawn amount of the Facility, provided that the aggregate amount of Loans under the Facility shall not exceed US$350 million and provided that the Lender shall not be required to make more than one advance of a Loan in any 30 day period. On the fifth (5th) Business Day (or such earlier date as may be consented to by the Lender) (the “Advance Date”) following receipt of the relevant notice from the Finance Committee, on behalf of the Borrower, and in any event following satisfaction or waiver of the Loan Conditions, the Lender shall advance the relevant portion of the Facility to the Borrower or procure such advance to the Borrower by wire transfer into the bank account designated by the Finance Committee in the relevant notice. For greater certainty, only the Finance Committee on behalf of the Borrower, and not the Borrower itself, shall be entitled to request the Lender to advance a draw of the Facility to the Borrower.
2.3 The Facility is not a revolving facility and no amounts repaid or converted thereunder may be redrawn by the Borrower.
2.4 The obligations of the Lender (i) pursuant to this Agreement; and (ii) to make the first advance of the Facility to the Borrower are subject to and conditional upon each of the following terms and conditions (collectively, the “Closing Conditions”) being satisfied:
(a)	the Borrower shall have provided or caused to be provided to the Lender the constating documents of the Borrower and each of the Material Subsidiaries (other than SGER and its Subsidiaries), together with evidence that all necessary corporate authorizations have been obtained by the Borrower and each of the Material Subsidiaries (other than SGER and its Subsidiaries) with respect to the transactions contemplated by the Transaction Documents;

(b)	the Borrower and the Lender shall have finalized the Operations Plan and Budget and the Suspension Plan;

(c)	the Borrower and the Lender shall have finalized the position descriptions for the Managing Director and the Chief Financial Officer of the OT Subsidiary;

(d)	all consents, waivers, permits, orders and approvals of all regulatory authorities in connection with, or in order to permit, the transactions contemplated by the Transaction Documents shall have been obtained or received on terms and conditions satisfactory to the Lender, including but not limited to the approval of the Stock Exchanges to the listing of all Borrower Shares to be issued pursuant to the Transaction Documents;

(e)	the Borrower shall have executed and delivered, and caused each Material Subsidiary that is a party to any of the Transaction Documents to execute and deliver, to the Lender each of the Transaction Documents in form and substance satisfactory to the Lender and each shall be in full force and effect;

(f)	the Property Security Documents, all ancillary documents required by the Lender, all share certificates representing shares pledged by the Borrower to the Lender pursuant to the Property Security Documents and any applicable financing statements or other notices in respect thereof shall have been filed, registered, entered or recorded in all offices of public record in the opinion of the Lender, acting reasonably, necessary or desirable to preserve and protect the security created in favour of the Lender against the interests or claims of third parties;

(g)	the Lender shall have received legal opinions from counsel to the Borrower and each Material Subsidiary that is a party to any of the Transaction Documents, in form and substance acceptable to the Lender, regarding the status, capacity and corporate power of the Borrower and each such Material Subsidiary, as the case may be, the due execution and delivery by it of any agreements contemplated herein to which it is a party, including the Transaction Documents, that such agreements have been duly authorized, executed and delivered, that such agreements constitute legal, valid and binding obligations of the Borrower and each such Material Subsidiary, as the case may be, enforceable against the Borrower and each such Material Subsidiary, as the case may be, in accordance with their terms, that all Borrower Shares to be issued pursuant to the Transaction Documents will, when issued, be duly issued and non-assessable and will be listed on the Stock Exchanges and such other matters as the Lender or its counsel may reasonably request;

(h)	no representation or warranty made by the Borrower in or pursuant to the Loan Documents shall be untrue or incorrect in any material respect;

(i)	no event shall have occurred and be continuing which constitutes an Event of Default or, with the giving of notice or the lapse of time, would constitute an Event of Default hereunder;

(j)	no Material Adverse Effect shall have occurred, is continuing or is likely to continue in the reasonably formed opinion of the Lender;

(k)	neither the Borrower nor any Material Subsidiary shall be in breach of any covenant contained in any Transaction Document; and

(l)	all other documents required by the terms hereof shall have been executed and delivered to the Lender in form and substance satisfactory to the Lender and each shall be in full force and effect.
2.5 Notwithstanding any other provision of this Agreement, the obligation of the Lender to advance the Facility in accordance with Section 2.2 is subject to and conditional upon each of the following terms and conditions (collectively, the “Subsequent Funding Conditions”) being satisfied:
(a)	no representation or warranty made by the Borrower in or pursuant to the Loan Documents shall be untrue or incorrect in any material respect on and as of the Advance Date with reference to the facts subsisting at that time;

(b)	no event shall have occurred and be continuing on and as of the Advance Date which constitutes an Event of Default or potential Event of Default or, with the giving of notice or the lapse of time, would constitute an Event of Default hereunder;

(c)	no Material Adverse Effect shall have occurred or be continuing prior to or on the Advance Date; and

(d)	neither the Borrower nor any Material Subsidiary shall be in breach of any covenant contained in any Transaction Document.
ARTICLE 3
USE OF PROCEEDS
3.1 The Borrower shall apply the proceeds of the Facility exclusively on expenditures in accordance with the Operations Plan and Budget prior to the Suspension Date and the Suspension Plan on and after the Suspension Date. The Borrower shall not spend any amount borrowed under the Facility on or in relation to any project other than the OT Project, except that up to US$17.5 million of the Facility may be spent on or in relation to other projects located in Mongolia. Any departure in the application of amounts borrowed under the Facility from the Operations Plan and Budget or the Suspension Plan, as applicable, or any amendment to the Operations Plan and Budget or the Suspension Plan must be agreed by the unanimous vote of the Technical Committee. Notwithstanding the foregoing, if the Lender has appointed the Technical Committee Chair, any departure in the application of amounts borrowed under the Facility from the Operations Plan and Budget or the Suspension Plan or any amendment to the Operations Plan and Budget or the Suspension Plan may be agreed by a majority vote of the Technical Committee. For greater certainty, the obligations contained in this Section 3.1 shall survive any repayment, conversion or cancellation of the Facility, except that upon a Mandatory Repayment pursuant to Section 4.8(b), the obligations contained in this Section 3.1 shall not apply in respect of that portion of the proceeds of the Facility equal to the amount of such Mandatory Repayment.
ARTICLE 4
PAYMENT OF INTEREST AND REPAYMENT OF THE LOAN
4.1 The Borrower shall pay interest on the principal amount of the Facility from time to time outstanding, calculated as and from the date of the advance thereof, after as well as before demand, default and judgment, in accordance with the following provisions:
(a)	the Loan shall bear interest during each Interest Period at a rate equal to the LIBOR Rate in effect at such time plus 3.3% per annum calculated on an actual over 360 day basis;

(b)	if no Event of Default has occurred and is continuing on the last day of an Interest Period, the interest on the Loan then accrued will be added to and form part of the Loan;

(c)	if an Event of Default has occurred and is continuing on the last day of an Interest Period, the interest on the Loan then accrued shall be paid by the Borrower in immediately available funds to the Lender unless the Lender directs, in writing, that such interest may be added to and form part of the Loan;

(d)	notwithstanding any other provision of this Section 4.1, once US$108 million in interest on the Loan has been added to and forms part of the Loan, all additional interest accrued on the Loan shall be paid by the Borrower in immediately available funds to the Lender at the end of each Interest Period;

(e)	notwithstanding any other provision of this Section 4.1 and the other provisions of this Agreement, if any amount payable by the Borrower to the Lender is not paid when due (whether at the Maturity Date, by acceleration or otherwise), the Loan shall thereafter bear interest during each Interest Period at a rate equal to the LIBOR Rate in effect at such time plus 5.3% per annum on an actual over 360 day basis;

(f)	interest will be calculated by the Lender and the determination of the Lender will, in the absence of manifest error, be binding upon the Borrower; and

(g)	changes in the LIBOR Rate shall cause an adjustment of the interest rate applicable to the Loan in respect of the next Interest Period without the necessity of any notice to the Borrower but upon the request of the Borrower the Lender shall inform the Borrower of the rate from time to time being applied.
4.2 For greater certainty, interest on the Loan which is added to and forms part of the Loan will not reduce the amount of the Facility available to the Borrower.
4.3 The Borrower may not prepay the Loan Amount.
4.4 The Lender may demand repayment of the Loan Amount in full by delivering a Demand Notice to the Borrower:
(a)	contemporaneously or within 30 days after the completion of the Second Tranche Private Placement;

(b)	contemporaneously or within 30 days after the exercise of any Series A Warrants, Series B Warrants and/or Series C Warrants having an aggregate exercise price equal to or greater than the Loan Amount on the date of exercise, or

(c)	following an Ivanhoe Change of Control;
and the Borrower shall repay the Loan Amount within five (5) Business Days of receipt from the Lender of the Demand Notice. The Facility will be cancelled upon the Lender delivering a Demand Notice to the Borrower.
4.5 Notwithstanding any other provision in this Article 4, but subject always to Section 6.2, on the Maturity Date: (i) the Loan Amount due and owing to the Lender under this Agreement shall be paid by the Borrower to the Lender; and (ii) the Facility shall be cancelled.
4.6 Whenever any payment to be made hereunder is due on a day that is not a Business Day, such payment shall be made on the immediately following Business Day and interest shall accrue due and be payable to such following Business Day.

4.7 All payments to be made to the Lender hereunder shall be made at such place which the Lender may specify by notice in writing, by wire transfer or by other method of payment in immediately available funds acceptable to the Lender, on the due date for payment of the same, and, if any payment made to the Lender hereunder is made after 11:00 a.m. (Pacific time) on any day, such payment shall be deemed to have been made on the immediately following Business Day for purposes of the calculation of interest and interest shall accrue due to such following Business Day.
4.8 Following and within 30 days after the completion of:
(a)	an equity financing by the Borrower or any of its Subsidiaries (including for greater certainty a financing of debt convertible into equity but excluding (i) a financing that is made solely to one or more members of the Rio Tinto Group or (ii) a financing that is made by a Subsidiary of the Borrower where the use of proceeds of such financing is solely to fund the operations of one or more mineral exploration or mine development projects owned directly or indirectly by that Subsidiary (other than the OT Project); or

(b)	the sale by the Borrower or any of its Subsidiaries of any assets (including issued shares of any Subsidiary of the Borrower) with an aggregate value in excess of US$50 million, the Lender may at its option deliver a notice (a “Mandatory Repayment Notice”) to the Borrower requiring the funds therefrom to be used to, and the Borrower shall within five Business Days of receipt of the Mandatory Repayment Notice, repay the Loan Amount or such portion of the Loan Amount as is equal to such proceeds. For greater certainty, a repayment pursuant a Mandatory Repayment Notice will not cancel the Facility.
4.9 The Lender shall determine in its absolute discretion the order and manner in which payments made to the Lender in respect of principal, interest, and other amounts payable under the Loan Documents are to be applied hereto or thereto, and the Borrower hereby irrevocably waives the right to direct the application of any such payment or proceeds. The Lender shall have the continuing and exclusive right to apply and reverse and re-apply any and all such payments and proceeds to any portion of the amounts due under any Loan Document.
4.10 All payments required to be made by the Borrower under this Agreement shall, unless otherwise agreed in writing with the Lender, be calculated without reference to any set-off or counterclaim and shall be made free and clear of and without any deduction for or on account of (i) any set-off or counterclaim, (ii) exchange and (iii) any bank charges.
4.11 A certificate by the Lender as to the Loan Amount payable by the Borrower or as to a certain interest rate applicable to a Loan Amount shall be conclusive and binding on the Borrower absent manifest error.

ARTICLE 5
FINANCE COMMITTEE
5.1 The Borrower and the Lender have established a Finance Committee which is responsible for drawdowns on the Facility. The Finance Committee is also responsible for reviewing, and reporting to the Borrower and the Lender on, actual expenditures versus the Operations Plan and Budget and the Suspension Plan, as applicable, at least once every eight weeks and immediately prior to each drawdown. The Finance Committee shall consist of one member appointed by the Borrower (currently Tony Giardini) and one member appointed by the Lender (currently Jo-Ann Goh). Each of the Borrower and the Lender may terminate the appointment of any member appointed by it to the Finance Committee and appoint another person in his or her place. Each of the Borrower and the Lender may appoint one or more alternates to act in the absence of one or more of its regular members. Any alternate so acting shall be deemed a member. Appointments by a Party (including alternates) may be made or changed by notice to the other Party. All decisions of the Finance Committee require unanimity.
ARTICLE 6
CONVERSION
6.1 At any time until the Loan Amount is fully paid by the Borrower to the Lender, or automatically converted pursuant to Section 6.2, the Lender shall have the option, at any time and from time to time, to convert all or part of the Loan Amount (subject to a maximum equal to the Loan plus all accrued but unpaid interest (subject to a maximum of $108 million of accrued but unpaid interest) less the amount of any interest added to the Loan pursuant to Section 4.1(b) or (c)) into Borrower Shares at the Conversion Price upon three (3) Business Days’ prior written notice by the Lender to the Borrower.
6.2 If the Loan Amount has not previously been repaid in full and no Event of Default has occurred and is continuing, the Loan Amount (subject to a maximum equal to the Loan plus all accrued but unpaid interest (subject to a maximum of $108 million of accrued but unpaid interest) less the amount of any interest added to the Loan pursuant to Section 4.1(b) or (c)) will be automatically converted into Borrower Shares on the Maturity Date at the Conversion Price.
6.3 Upon the Lender delivering the written notice to the Borrower referred to in Section 6.1, the Borrower shall issue to the Lender (or such other person as the Lender may direct) the number of Borrower Shares as is equal to the quotient obtained by dividing (x) the Loan Amount to be converted, by (y) the Conversion Price.
6.4 Once the Lender has provided the written notice to the Borrower referred to in Section 6.1, the number of Borrower Shares to be issued upon such exercise of the conversion right shall be deemed to have been issued and the Lender (or such person in whose name any certificate representing Borrower Shares shall be deliverable upon such conversion) shall be deemed to be a registered holder of such Borrower Shares as of and from the Conversion Date.
6.5 The Borrower shall immediately after the Conversion Date deliver to the Lender a certificate or certificates registered in the name of the Lender (or such person in whose name such certificate or certificates shall be deliverable) representing the number of Borrower Shares to which the Lender is entitled hereunder.

6.6 Conversions pursuant to this Article 6 will extend only to the maximum number of whole Borrower Shares into which all or a portion of the Loan Amount to be converted may be converted in accordance with the provisions hereof. The Borrower will not be required to issue fractional Borrower Shares upon conversion of all or a portion of the Loan Amount, but any fractional Borrower Share shall be rounded up to the next whole number.
6.7 The Borrower undertakes in favour of the Lender, so long as any conversion right in respect of this Agreement may be exercised, and, without limiting the generality of the foregoing, as a condition to the taking of any action which would require an adjustment to the Conversion Price pursuant to Article 7, to ensure that any and all Borrower Shares issued upon the conversion of the Facility shall be duly and validly issued and allotted and shall be fully paid, freely tradable and free of any prior subscription or other right, subject to resale restrictions under applicable securities legislation. The Borrower will, at its expense and as expeditiously as possible, use its reasonable commercial efforts to cause all Borrower Shares issuable upon the conversion of all or a portion of the Facility to be duly listed on the Stock Exchanges and/or any other stock exchange upon which the Borrower Shares may be then listed prior to the issuance of such shares no later than seven (7) days from the date of issue.
ARTICLE 7
ADJUSTMENTS FOR THE PURPOSES OF CONVERSION PROVISIONS
7.1 The Conversion Price in effect at any time is subject to adjustment from time to time in the events and in the manner provided in this Article 7.
7.2 If, and whenever at any time prior to the repayment of the Facility by the Borrower, the Borrower:
(a)	issues Borrower Shares or securities exchangeable for or convertible into Borrower Shares to all or substantially all the holders of the Borrower Shares as a stock dividend; or

(b)	makes a distribution on its outstanding Borrower Shares payable in Borrower Shares or securities exchangeable for or convertible into Borrower Shares; or

(c)	subdivides its outstanding Borrower Shares into a greater number of shares; or

(d)	consolidates its outstanding Borrower Shares into a lesser number of shares;
(any of such events being called a “Borrower Share Reorganization”), then the Conversion Price will be adjusted effective immediately after the effective date or record date, whichever is earlier, for the happening of a Borrower Share Reorganization at which the holders of Borrower Shares are determined for the purpose of the Borrower Share Reorganization by multiplying the Conversion Price in effect immediately prior to such effective date or record date by a fraction, the numerator of which is the number of Borrower Shares outstanding on such effective date or record date before giving effect to such Borrower Share Reorganization and the denominator of which is the number of Borrower Shares outstanding immediately after giving effect to such Borrower Share Reorganization (including, in the case where securities exchangeable for or convertible into Borrower Shares are distributed, the number of Borrower Shares that would have been outstanding had all such securities been exchanged for or converted into Borrower Shares on such effective date or record date).
7.3 To the extent that any adjustment in the Conversion Price occurs pursuant to Section 7.2 as a result of the fixing by the Borrower of a record date for the distribution of securities exchangeable for or convertible into Borrower Shares, the Conversion Price shall be readjusted immediately after the expiry of any relevant exchange or conversion right to the Conversion Price which would then be in effect based upon the number of Borrower Shares actually issued and remaining issuable after such expiry and shall be further readjusted in such manner upon the expiry of any further such right. If the Lender has not converted all of the Loan Amount pursuant to Article 6 on or prior to the record date of any stock dividend or distribution or the effective date of any subdivision or consolidation, as the case may be, upon the conversion of such unconverted part of the Loan Amount thereafter, the Lender shall be entitled to receive and shall accept in lieu of the number of Borrower Shares then subscribed for and purchased by the Lender, at the Conversion Price determined in accordance with Section 7.2, the aggregate number of Borrower Shares that the Lender would have been entitled to receive as a result of such Borrower Share Reorganization, if, on such record date or effective date, as the case may be, the Lender had been the holder of record of the number of Borrower Shares so subscribed for and purchased.
7.4 If, and whenever at any time prior to the repayment of the Facility by the Borrower, the Borrower fixes a record date for the issue of rights, options or warrants to the holders of all or substantially all of its outstanding Borrower Shares under which such holders are entitled to subscribe for or purchase Borrower Shares or securities exchangeable for or convertible into Borrower Shares, where:
(a)	the right to subscribe for or purchase Borrower Shares, or the right to exchange securities for or convert securities into Borrower Shares, expires not more than forty five (45) days after the date of such issue (the period from the record date to the date of expiry being referred to as the “Rights Period”); and

(b)	the cost per Borrower Share during the Rights Period (inclusive of any cost or acquisition of securities exchangeable for or convertible into Borrower Shares in addition to any direct cost of Borrower Shares) (such cost being referred to as the “Per Share Cost”) is less than ninety-five (95%) percent of the Current Market Price of the Borrower Shares on the record date;
(any of such events being referred to as a “Rights Offering”), then the Conversion Price will be adjusted to a price determined in accordance with Section 7.5.
7.5 In the event of a Rights Offering, the Conversion Price will be adjusted effective immediately after the end of the Rights Period to a price determined by multiplying the Conversion Price in effect immediately prior to the end of the Rights Period by a fraction:

(a)	the numerator of which is the aggregate of:
(i)	the number of Borrower Shares outstanding as of the record date for the Rights Offering; and

(ii)	a number determined by dividing the product of the Per Share Cost and:
A.	where the event giving rise to the application of this Section 7.5 was the issue of rights, options or warrants to the holders of Borrower Shares under which such holders are entitled to subscribe for or purchase additional Borrower Shares, the number of Borrower Shares so subscribed for or purchased during the Rights Period, or

B.	where the event giving rise to the application of this Section 7.5 was the issue of rights, options or warrants to the holders of Borrower Shares under which such holders are entitled to subscribe for or purchase securities exchangeable for or convertible into Borrower Shares, the number of Borrower Shares for which those securities so subscribed for or purchased during the Rights Period could have been exchanged or into which they could have been converted, by the Current Market Price of the Borrower Shares as of the record date for the Rights Offering; and

(b)	the denominator of which is
(i)	in the case described in subsection 7.5(a)(ii)A, the number of Borrower Shares outstanding, or

(ii)	in the case described in subsection 7.5(a)(ii)B, the number of Borrower Shares that would be outstanding if all the Borrower Shares described in subsection 7.5(a)(ii)B had been issued, as at the end of the Rights Period.
Any Borrower Shares owned by or held for the account of the Borrower or any Subsidiary of the Borrower will be deemed not to be outstanding for the purpose of any such computation.
7.6 If, by the terms of any rights, options or warrants referred to in this Article 7, there is more than one purchase, conversion or exchange price per Borrower Share, the Per Share Cost will be calculated for purposes of the adjustment with reference to the aggregate price of the total number of additional Borrower Shares offered for subscription or purchase, or the aggregate conversion or exchange price of the convertible securities so offered, on the basis of the lowest purchase, conversion or exchange price per Borrower Share, as the case may be.

7.7 To the extent that any adjustment in the Conversion Price occurs pursuant to Section 7.5 as a result of the issue or distribution of rights, options or warrants referred to in Section 7.5, the Conversion Price shall be readjusted immediately after the expiry of any relevant exchange, conversion or exercise right to the Conversion Price which would then be in effect based upon the number of Borrower Shares actually issued and remaining issuable after such expiry and shall be further readjusted in such manner upon the expiry of any further such right.
7.8 If the Lender has converted any part of the Loan Amount pursuant to Article 6 in accordance herewith during the period beginning immediately after the record date for a Rights Offering and ending on the last day of the Rights Period therefor, the Lender will, in addition to the Borrower Shares to which it is otherwise entitled upon such exercise, be entitled to that number of additional Borrower Shares equal to the result obtained when the difference, if any, between:
(a)	the Conversion Price in effect immediately prior to the end of such Rights Offering; and

(b)	the Conversion Price as adjusted hereunder for such Rights Offering;
is multiplied by the number of Borrower Shares received upon the conversion of such part of the Loan Amount pursuant to Article 6 during such period, and the resulting product is divided by the Conversion Price as adjusted hereunder for such Rights Offering, provided that the provisions of Section 7.1 will be applicable to any fractional interest in a Borrower Share to which the Lender might otherwise be entitled. Such additional Borrower Shares will be deemed to have been issued to the Lender immediately following the end of the Rights Period and a certificate for such additional Borrower Shares will be delivered to the Lender within ten (10) Business Days following the end of the Rights Period.
7.9 If, and whenever at any time prior to the repayment of the Facility by the Borrower, the Borrower fixes a record date for the issue or the distribution to the holders of all or substantially all of its Borrower Shares of:
(a)	shares of the Borrower of any class other than Borrower Shares,

(b)	rights, options or warrants to acquire:
(i)	Borrower Shares or securities exchangeable for or convertible into Borrower Shares (other than rights, options or warrants of the nature described in Section 7.4), or

(ii)	shares other than Borrower Shares or securities exchangeable for or convertible into shares other than Borrower Shares or property or other assets of the Borrower,
(c)	evidences of indebtedness, or

(d)	any property or other assets

and if such issuance or distribution does not constitute a Borrower Share Reorganization or a Rights Offering (any of such non-excluded events being referred to as a “Special Distribution”), the Conversion Price will be adjusted in accordance with Section 7.10.
7.10 In the event of a Special Distribution, the Conversion Price will be adjusted effective immediately after the record date for the Special Distribution to a price determined by multiplying the Conversion Price in effect on such record date by a fraction:
(a)	the numerator of which is:
(i)	the product of the number of Borrower Shares outstanding on such record date and the Current Market Price of the Borrower Shares on such record date; less

(ii)	the aggregate fair market value (as determined by the board of directors of the Borrower, acting reasonably and in good faith) to the holders of the Borrower Shares of such securities or property or other assets so issued or distributed in the Special Distribution; and
(b)	the denominator of which is the number of Borrower Shares outstanding on such record date multiplied by the Current Market Price of the Borrower Shares on such record date.
Any Borrower Shares owned by or held for the account of the Borrower or any Subsidiary of the Borrower will be deemed not to be outstanding for the purpose of any such computation.
7.11 To the extent that any adjustment in the Conversion Price occurs pursuant to Section 7.10 as a result of the issue or distribution of rights, options or warrants referred to in Section 7.10, the Conversion Price shall be readjusted immediately after the expiry of any relevant exchange, conversion or exercise right to the Conversion Price which would then be in effect based upon the number of Borrower Shares actually issued and remaining issuable after such expiry and shall be further readjusted in such manner upon the expiry of any further such right.
7.12 If, and whenever at any time prior to the repayment of the Facility by the Borrower, there is a reclassification or redesignation of the Borrower Shares outstanding at any time or change of the Borrower Shares into other shares or into other securities (other than a Borrower Share Reorganization), or a consolidation, amalgamation or merger of the Borrower with or into any other corporation or other entity (other than a consolidation, amalgamation or merger which does not result in any reclassification or redesignation of the outstanding Borrower Shares or a change of the Borrower Shares into other shares), or a transfer of the undertaking or assets of the Borrower as an entirety or substantially as an entirety to another corporation or other entity (any of such events being referred to as a “Capital Reorganization”), the Lender, upon any conversion pursuant to Article 6 after the effective date of such Capital Reorganization, will be entitled to receive in lieu of the number of Borrower Shares to which such Lender was theretofore entitled upon such exercise, the aggregate number of shares, other securities or other property which the Lender would have been entitled to receive as a result of such Capital Reorganization if, on the effective date thereof, the Lender had been the registered holder of the number of Borrower Shares to which such Lender was theretofore entitled upon the such conversion.

7.13 If, and whenever at any time prior to the repayment of the Facility by the Borrower, there is a Borrower Share Reorganization, a Rights Offering or a Special Distribution, that results in an adjustment pursuant to Section 7.2, 7.5 or 7.10, as the case may be, or a readjustment pursuant to Section 7.3, 7.7 or 7.11, as the case may be, in the Conversion Price, then the number of Borrower Shares acquirable upon the subsequent conversion of any or all of the Loan Amount pursuant to Article 6 shall be simultaneously adjusted or readjusted, as the case may be, by multiplying the number of Borrower Shares acquirable upon the conversion immediately prior to such adjustment or readjustment by a fraction which shall be the reciprocal of the fraction used in the adjustment or readjustment of the Conversion Price.
7.14 The adjustments provided for in this Article 7 are cumulative and will, in the case of adjustments to the Conversion Price, be computed to the nearest one-tenth of one cent and will be made successively whenever an event referred to therein occurs, subject to the provisions of Sections 7.14 to 7.24.
7.15 No adjustment in the Conversion Price is required to be made unless such adjustment would result in a change of at least one (1%) percent in the prevailing Conversion Price; provided, however, that any adjustments which, except for the provisions of this Section 7.15, would otherwise have been required to be made, will be carried forward and taken into account in any subsequent adjustments.
7.16 No adjustment in the Conversion Price (or in the number of Borrower Shares acquirable pursuant to Section 7.13 upon the conversion of any or all of the Loan Amount pursuant to Article 6) will be made in respect of any event described in this Article 7, other than the events referred to in subsections 7.2(c) and (d), if the Lender is entitled to participate in such event on the same terms, mutatis mutandis, as if the Lender had converted any or all of the Loan Amount prior to or on the effective date or record date of such event, or if the Borrower makes adequate provision for the Lender to participate in such event on the same terms or with the same effect, mutatis mutandis, upon the subsequent conversion of any or all of the Loan Amount pursuant to Article 6 (the adequacy of such provisions to be determined by the Lender in its sole discretion, acting reasonably).
7.17 No adjustment in the Conversion Price will be made under this Article 7 in respect of the issue from time to time of Borrower Shares as dividends paid in the ordinary course to holders of Borrower Shares who exercise an option or election to receive substantially equivalent dividends in Borrower Shares in lieu of receiving a cash dividend, and any such issue will be deemed not to be a Borrower Share Reorganization.
7.18 If at any time a dispute arises with respect to adjustments provided for in this Article 7, such dispute will be conclusively determined by the auditors of the Borrower or if they are unable or unwilling to act, by such other firm of independent chartered accountants as may be selected by the board of directors of the Borrower, acting reasonably and in good faith, and any such determination will be binding upon the Borrower, the Lender and the shareholders of the Borrower.
7.19 If, and whenever at any time prior to the repayment of the Facility by the Borrower, the Borrower takes any action affecting the Borrower Shares, other than action described in this Article 7, which in the opinion of the board of directors of the Borrower, acting reasonably and in good faith, would materially affect the rights of the Lender, the Conversion Price will be adjusted in such manner, if any, and at such time, by action of the board of directors of the Borrower, acting reasonably and in good faith, but subject in all cases to any necessary approval of the Stock Exchanges or other regulatory approval. Failure by the board of directors of the Borrower to take action so as to provide for an adjustment on or prior to the effective date of any action by the Borrower affecting the Borrower Shares will be conclusive evidence that the board of directors of the Borrower has determined that it is equitable to make no adjustment in the circumstances.
7.20 If the Borrower sets a record date to determine the holders of the Borrower Shares for the purpose of entitling them to receive any dividend or distribution or sets a record date to take any other action and, thereafter and before the distribution to such shareholders of any such dividend or distribution or the taking of any other action, decides not to implement its plan to pay or deliver such dividend or distribution or take such other action, then no adjustment in the Conversion Price will be required by reason of the setting of such record date.
7.21 In the absence of a resolution of the board of directors of the Borrower fixing a record date for a Special Distribution or Rights Offering, the Borrower will be deemed to have fixed as the record date therefor the date on which the Special Distribution or Rights Offering is effected.
7.22 As a condition precedent to the taking of any action which would require any adjustment that the Lender is entitled to receive on a conversion pursuant to Article 6, including the Conversion Price, the Borrower must take any corporate action which may be necessary in order that the Borrower have unissued and reserved in its authorized capital, and may validly and legally issue as fully paid and non-assessable, all the shares or other securities which the Lender is entitled to receive on the full exercise thereof in accordance with the provisions hereof.
7.23 The Borrower will from time to time, immediately after the occurrence of any event which requires an adjustment or readjustment as provided in this Article 7, forthwith give notice to the Lender specifying the event requiring such adjustment or readjustment and the results thereof, including the resulting Conversion Price.
7.24 The Borrower covenants to and in favour of the Lender that at any time prior to the repayment of the Facility by the Borrower, it will give notice to the Lender of its intention to fix a record date for any Borrower Share Reorganization (other than the subdivision or consolidation of the Borrower Shares), Rights Offering or Special Distribution which may give rise to an adjustment in the Conversion Price, and, in each case, such notice must specify the particulars of such event and the record date and the effective date for such event; provided that the Borrower is only required to specify in such notice such particulars of such event as have been fixed and determined on the date on which such notice is given. Such notice must be given not less than fourteen (14) days in each case prior to such applicable record date or effective date.

ARTICLE 8
SECURITY
8.1 The Loan Amount and the obligations of the Borrower herein contained shall be secured by:
(a)	a general security agreement in the form attached hereto as Schedule C creating a security interest and floating charge over all present and after-acquired personal property and interests in land and real property of the Borrower including the Royalty; and

(b)	pledges of and first ranking charges over the shares of each of Ivanhoe Mines Delaware Holdings, LLC, Ivanhoe Mines, Aruba Holdings LLC A.V.V. and Ivanhoe Oyu Tolgoi (BVI) Ltd.
(the “Property Security Documents”).
8.2 Provided that no Event of Default has occurred and is continuing, the Property Security Documents shall terminate sixty (60) days following the Approved OT Investment Contract Date. The Property Security Documents shall also terminate upon the repayment or conversion in full of the Loan Amount in accordance with the terms hereof.
8.3 The indebtedness of the Borrower under this Agreement shall rank in priority to all other indebtedness of the Borrower other than the Permitted Debt. The ABCP Indebtedness shall rank in priority to the indebtedness of the Borrower under this Agreement and the Lender covenants and agrees to execute subordination documentation, as and when necessary, to give effect to such priority on such terms and conditions that are acceptable to the Lender, acting reasonably.
8.4 Provided that no Event of Default has occurred that is continuing, the Lender covenants and agrees to execute, in favour of a bona fide, arm’s length acquirer of any Non-Material Security Assets, such documentation as may be necessary to discharge the security interest in favour of the Lender created pursuant to the Property Security Documents in respect of the Non-Material Security Assets disposed of by the Borrower and acquired by such acquirer.
ARTICLE 9
RECOURSE
9.1 During the Availability Period, there shall be no limitation or restrictions on the Lender’s rights of recourse against the Borrower or any of the Material Subsidiaries and any rights under the Property Security Documents will be in addition to any rights which the Lender may have against the Borrower for repayment of the Loan Amount.

ARTICLE 10
REPRESENTATIONS AND WARRANTIES
10.1 The representations and warranties of the Borrower contained in Section 12.1 of the PPA are incorporated herein by reference, except that all references to the words “this Agreement” contained therein shall be replaced with the words “the Transaction Documents” and the Borrower hereby represents and warrants to the Lender that all such representations and warranties are true and correct as of the date hereof.
10.2 The representations and warranties of the Borrower contained in Sections 12.2(a) to (h), (j) to (v), (gg) to (kk) and (nn) to (oo) of the PPA are incorporated herein by reference, except that all references to (i) the date “December 31, 2005” contained therein shall be replaced with the date “December 31, 2006” and (ii) the words “this Agreement” contained therein shall be replaced with the words “the PPA”. In addition, for purposes of such representations and warranties, “Ivanhoe Disclosure Letter” means the Ivanhoe Disclosure Letter delivered by the Borrower to the Lender on September 11, 2007.
10.3 The Borrower hereby further represents and warrants to the Lender as follows:
(a)	The Borrower is a “reporting issuer” not in default of its obligations under Canadian Securities Laws, and no material change relating to the Borrower (except in respect of the transactions contemplated by this Agreement) has occurred with respect to which the requisite material change report has not been filed under Canadian Securities Laws and no such disclosure has been made on a confidential basis.

(b)	The Borrower Shares to be issued upon the conversion of the Loan Amount have been duly reserved and approved by all requisite corporate action for issuance and will, when issued, be (i) duly and validly issued, fully paid and non-assessable and free of all Encumbrances and (ii) approved for listing or quotation on the Stock Exchanges.

(c)	The Borrower’s obligations under this Agreement rank senior to all its obligations except for the Permitted Debt.

(d)	Each of the Property Security Documents confers the security interest it purports to confer (subject to any limitations on enforcement under law).

(e)	No Event of Default has occurred and is continuing and, to the knowledge of the Borrower, there exists no state of facts which after notice or lapse of time or both or otherwise would constitute such an Event of Default.

(f)	Except upon the presentation of any of the Property Security Documents before an Aruban Court, the Transaction Documents do not need to be stamped or registered.

(g)	Neither a formal valuation nor minority approval is required for the transactions contemplated by the Transaction Documents under OSC Rule 61-501 or any other Applicable Law.

(h)	The Borrower has not, directly or indirectly, transferred the revenues or cash flows from the OT Project (including, without limitation, by way of royalties, technical fees or management fees) or any direct or indirect interest therein to any person.

(i)	Except as permitted hereunder, the Borrower has not, directly or indirectly, entered into any off-take contracts or marketing contracts with respect to the OT Project.

(j)	There are no Encumbrances, directly or indirectly, on the whole or any part of any of the OT Project’s assets or properties or the revenues or cash flows derived therefrom other than the Permitted Encumbrances.

(k)	Unless previously terminated in accordance with the terms thereof or by agreement of the parties thereto, the PPA, the Registration Rights Agreement and the Transaction Documents are in full force and effect.

(l)	Each Loan Document to which the Borrower or any Material Subsidiary is a party constitutes a valid and binding obligation of the Borrower or the Material Subsidiary, as the case may be, enforceable against the Borrower or the Material Subsidiary, as the case may be, in accordance with its terms, except that:
(i)	enforceability may be limited by bankruptcy, insolvency or other laws affecting creditors’ rights generally;

(ii)	equitable remedies, including the remedies of specific performance and injunctive relief, are available only in the discretion of the applicable court;

(iii)	a court may stay proceedings before them by virtue of equitable or statutory proceedings; and

(iv)	rights of indemnity and contribution hereunder may be limited under Applicable Laws.
(m)	The Borrower owns all of its assets, property and undertaking, including 100% of all beneficial title to the Security Assets, and has good and marketable title to such assets, property and undertaking, in each case free and clear of all Encumbrances and claims, except Permitted Encumbrances.

(n)	The Borrower is not in default under any instrument evidencing any Debt or under the terms of any instrument pursuant to which any Debt has been issued or made and delivered, and there exists no state of facts which after notice or lapse of time or both or otherwise would constitute such a default.

(o)	The Property Security Documents are fully perfected and create a first ranking charge over all of the assets, subject to the Permitted Encumbrances, over which they purport to create or evidence security in favour of the Lender and such security is not liable to avoidance on liquidation or bankruptcy, composition or other similar insolvency proceedings.

10.4 The representations and warranties set out in Sections 10.1, 10.2 and 10.3 survive the execution and delivery of this Agreement and all other Loan Documents and will be deemed to be repeated by the Borrower as at each Advance Date, except to the extent that on or prior to any such date (a) the Borrower has advised the Lender in writing of a variation in any such representation or warranty, and (b) if such variation, in the opinion of the Lender, acting reasonably, could have, or be reasonably likely to result in, a Material Adverse Effect, the Lender has approved such variation in writing.
10.5 The Borrower acknowledges that the Lender will rely on the representations and warranties set out above in this Article 10 in completing the transactions contemplated by the Transaction Documents and agrees that such representations and warranties will survive the date of this Agreement, the Funding Date and the date of each Advance Date and will continue in full force and effect until the date which is two years after the later of the Maturity Date and the repayment or conversion in full of the Loan Amount.
10.6 All representations, warranties, covenants and agreements contained in this Agreement or any certificate, exhibit, or other document or instrument furnished to the Lender by or on behalf of the Borrower in connection with the transactions contemplated hereby shall survive any investigation made by or on behalf of the Lender at any time with respect to any of the foregoing, the execution, delivery and performance of this Agreement and instruments contemplated hereby.
ARTICLE 11
COVENANTS
11.1 Until the Funding Date, the Borrower covenants and agrees to observe and perform the following covenants:
(a)	the Borrower will not cause or permit an Adjustment Event to occur; and

(b)	the Borrower will not issue any Borrower Shares or Borrower Convertible Securities except pursuant to an Exempt Ivanhoe Share Transaction.
11.2 Until the later of the Maturity Date and the repayment or conversion in full of the Loan Amount, the Borrower covenants and agrees to observe and perform the following covenants:
(a)	the Borrower will not, directly or indirectly, create or permit the creation of an Encumbrance on the whole or any part of any of the OT Project’s assets or properties or the revenues or cash flows derived therefrom other than a Permitted Encumbrance;

(b)	the Borrower will not, directly or indirectly, transfer the revenues or cash flows derived from the OT Project (including, without limitation, by way of royalties, technical fees or management fees) or any direct or indirect interest therein to any person;

(c)	the Borrower will not, directly or indirectly, enter into any off-take contracts or marketing contracts with respect to the OT Project unless:
(i)	the terms thereof have been approved in writing by the Lender, acting reasonably; and

(ii)	are with buyers or agents approved in writing by the Lender, acting reasonably; and
(d)	the Borrower will not, directly or indirectly, transfer the whole or any part of any of the OT Project’s assets or properties to any person other than (i) a transfer to which the OT Right of First Refusal applies or (ii) the Borrower or a Material Subsidiary (other than SGER and its Subsidiaries).
11.3 Subject to Section 11.4, so long as any of the Loan Amount or other amounts payable hereunder remain outstanding or this Agreement is in effect, and except as otherwise permitted by the prior written consent of the Lender, the Borrower covenants and agrees to observe and perform the following covenants:
(a)	The Borrower will duly and punctually pay or cause to be paid on demand by the Lender pursuant to Section 4.4 above or, in the absence of automatic conversion, on the Maturity Date, the Loan Amount and will duly and punctually pay or cause to be paid when due any interest accrued on such Loan Amount in accordance with the terms of this Agreement and any other costs and charges which are due and owing under the terms of this Agreement.

(b)	The Borrower will not create any Encumbrance on the Security Assets, or any part thereof, to secure any indebtedness of the Borrower or of any other person, other than Permitted Encumbrances.

(c)	Save and except as permitted by Section 11.3(d) in respect of SGER and its Subsidiaries and Non-Material Subsidiaries, the Borrower will not create, incur, assume or permit any Debt to remain outstanding other than Permitted Debt.

(d)	The Borrower will ensure that its Subsidiaries do not create, incur, assume or permit any Debt to remain outstanding, other than Permitted Debt, provided that SGER and its Subsidiaries and Non-Material Subsidiaries shall be permitted to incur Debt and create Encumbrances on its own present or future revenues, assets, property, effects and undertaking for the sole purpose of financing its own business and operations, including without limitation, project-related finance debt, provided that recourse in respect thereof is limited solely to the assets of SGER and its Subsidiaries and Non-Material Subsidiaries.

(e)	The Borrower will, and will ensure that each of its Material Subsidiaries (other than SGER and its Subsidiaries), in all material respects, comply with all Applicable Laws to the extent affecting its business.

(f)	The Borrower will provide all information which the Lender may reasonably request provided that under no circumstances will the Borrower be required to provide to the Lender any information if the provision of such information will result in or give rise to a contravention of any Applicable Laws or any reasonably required written contractual confidentiality agreements (provided further that the Borrower will use commercially reasonable endeavours to secure consent to disclose any such information pursuant to any such laws or agreements).

(g)	Notwithstanding (f) above, the Borrower will notify the Lender promptly of:
(i)	any change of name or address of the Borrower or any Material Subsidiary (other than SGER and its Subsidiaries);

(ii)	details of any litigation, dispute, arbitration or other proceeding to which the Borrower or any Material Subsidiary (other than SGER and its Subsidiaries) is a party, the result of which if determined adversely would be a judgement or award against it (A) in excess of US$500,000, or (B) would be reasonably likely to have a Material Adverse Effect;

(iii)	any loss or damage of a material amount (for the purpose hereof “material” shall mean an amount equal to the greater of (A) $15,000,000 or (B) 10% of the Loan) to the assets of the Borrower;

(iv)	any Environmental Claims which could reasonably be expected to have a Material Adverse Effect;

(v)	particulars of any Event of Default or any event which constitutes an event of default under any contract, mortgage, debenture, indenture, lease, licence, agreement or other document or instrument made by the Borrower or any Material Subsidiary (other than SGER and its Subsidiaries), including the Transaction Documents, or any event which with the giving of notice or the lapse of time or both would constitute such an event, and particulars of the action which the Borrower proposes to take with respect thereto, forthwith after the Borrower has obtained knowledge of the occurrence of such event;

(vi)	any event that may give rise to a Mandatory Repayment or

(vii)	any event or circumstance which could reasonably be expected to have a Material Adverse Effect;
(h)	The Borrower will not change its business in any material respect or, subject to the terms of this Agreement, cease to carry on all or a substantial part of its business.

(i)	The Borrower will, and will ensure that each of its Material Subsidiaries (other than SGER and its Subsidiaries), at all times maintain its corporate existence in good standing under Applicable Laws and obtain and maintain in good standing all necessary licences and registrations in any jurisdiction where the nature of the business carried on by the Borrower or such Material Subsidiary makes such licences necessary or advantageous and carry on and conduct its business in a prompt and efficient manner.

(j)	The Borrower will immediately and duly pay when due (and will furnish to the Lender when required or requested by the Lender evidence establishing such payments):
(i)	all obligations to its employees and all obligations to others which relate to the employees of the Borrower including, without limitation, all Taxes related thereto;

(ii)	all Taxes before the imposition of any fine, interest or penalty for the late payment thereof, unless the Borrower shall in good faith contest its obligation so to pay and has satisfied the Lender that the contestation will not jeopardize the business of the Borrower, an appropriate financial reserve in accordance with GAAP and satisfactory to the Lender has been established, and during such contest shall furnish such additional security that the Lender may reasonably require; and

(iii)	without derogating from the terms hereof, any obligation secured by any Encumbrance and any obligation incurred by, or imposed on, the Borrower or any of its assets, property, effects and undertaking, or any part thereof, by virtue of any contract, mortgage, debenture, indenture, lease, licence, agreement, permit or other document or instrument or otherwise, the breach or default of which could result in any Encumbrance or any right of distress, forfeiture, sale or termination or any other remedy being enforced against the Borrower or its assets, property, effects and undertaking, or any part thereof.
(k)	The Borrower will observe and perform all of its material obligations, covenants, terms and conditions under any contract, mortgage, debenture, indenture, lease, licence, agreement or instrument to which the Borrower is a party, including the Transaction Documents, or by which it is bound or by which it or any of its assets is subject.

(l)	The Borrower will not:
(i)	amend the constating documents of the Borrower;

(ii)	enter into a merger, amalgamation or arrangement or effect an acquisition with a value in excess of US$5,000,000, or propose a material reorganization (including, without limitation, any reclassification or change of the Borrower’s outstanding shares), liquidation, or dissolution; or

(iii)	enter into any transaction, whether by way of reconstruction, reorganization, consolidation, amalgamation, merger, transfer, sale, lease or otherwise whereby all or substantially all of the assets, property, effects or undertaking of the Borrower or any Material Subsidiary (other than SGER and its Subsidiaries) (including any sale of shares of any such Material Subsidiary) would become the property of any other person.
(m)	The Borrower will provide the Lender with such other documents, opinions, consents, acknowledgments and agreements including additional security in the securities of the Material Subsidiaries (other than SGER and its Subsidiaries and the OT Subsidiary) upon request of the Lender as the Lender considers reasonably necessary to implement this Agreement and the other Loan Documents from time to time.

(n)	The Borrower will use and operate all of its property and assets in compliance with all, and in a manner which would not result in liability under any, Environmental Laws and keep all necessary permits relating to environmental matters in effect and remain in compliance therewith.

(o)	The Borrower will use the proceeds of all advances of the Loan made available to it only for the purposes set forth in Section 3.1.

(p)	The Borrower will, and will ensure that its Material Subsidiaries (other than SGER and its Subsidiaries):
(i)	comply with the provisions of the Operations Plan and Budget prior to the Suspension Date and the Suspension Plan on and after the Suspension Date; and

(ii)	not restart operations at the OT Project on or after the Suspension Date without the prior written approval of the Lender.
(q)	The Borrower will, and will ensure that its Material Subsidiaries (other than SGER and its Subsidiaries), take all actions necessary (including the making or delivery of filings and payment of fees) to:
(i)	ensure that the Subsequent Funding Conditions are satisfied;

(ii)	comply with its obligations under the Transaction Documents; and

(iii)	preserve and keep in full force and effect its existence and rights.
(r)	The Borrower will, and will ensure that its Material Subsidiaries (other than SGER and its Subsidiaries), take all actions necessary and reasonably required by the Lender to preserve and protect its title to and the value of the Security Assets, to protect and enforce the title of the Lender as mortgagee or chargee of the Security Assets (including the making or delivery of filings and payment of fees), and to maintain the security constituted by the Property Security Documents in full force and effect (including the priority thereof).
(s)	The Borrower will ensure that its payment obligations under the Transaction Documents rank senior to any other obligations except as expressly provided herein and for Permitted Debt.

(t)	The Borrower will take all actions necessary to (i) maintain the listing or quotation of the Borrower Shares on (A) the TSX and (B) the NYSE or NASDAQ and (ii) maintain its status as a “reporting issuer” in a province of Canada not in default of Canadian Securities Laws.
11.4 Survival of Covenants. The covenants contained in Section 11.3(o) and (p) shall survive any repayment, conversion or cancellation of the Facility.
ARTICLE 12
EVENTS OF DEFAULT
12.1 The occurrence of any one or more of the following shall constitute an “Event of Default” by the Borrower:
(a)	the Borrower fails to pay when due all or any part of the Loan under this Agreement or the Borrower fails to pay when due any interest, fees or other amounts payable by it under the terms of this Agreement, unless such failure to pay is caused by a technical or administrative error and remedied within three Business Days of its due date;

(b)	the Borrower commits any breach or fails to perform or observe any obligation, covenant or provision contained in any of the Transaction Documents or the PPA or any other agreement between the Lender and the Borrower and such breach or failure to perform is not (if capable of remedy) remedied in a manner which is acceptable to the Lender within ten (10) Business Days of the Lender notifying the Borrower of such non-compliance or, if earlier, the date of the Borrower becoming aware of such non-compliance;

(c)	an Ivanhoe Change of Control;

(d)	any representation or warranty made or given by the Borrower in any of the Transaction Documents, the PPA or the Heads of Agreement or any notice, certificate or statement delivered or made hereunder or thereunder would be materially inaccurate or misleading or proves to have been materially inaccurate or misleading when made and, if capable of remedy, has not been remedied in a manner which is acceptable to the Lender within five (5) Business Days of the representation and warranty being made;

(e)	any indebtedness for money borrowed of the Borrower or any of its Subsidiaries in an amount in excess of US$1,000,000 (or its equivalent) in aggregate is not paid when due (taking into account any applicable grace period) or is accelerated or otherwise becomes due and payable (or is capable of being accelerated) prior to its specified maturity date as a result of an event of default (however described);

(f)	an order is made or a resolution is passed for the winding-up of the Borrower or any Material Subsidiary or a liquidator, trustee in bankruptcy, administrator or receiver or the equivalent under the laws of its jurisdiction is appointed or if the Borrower or any Material Subsidiary is unable to pay its debts, or stops or suspends or threatens to stop or suspend payment of its debts, as they fall due;

(g)	the security constituted by the Property Security Documents does not or ceases to confer the security interest it purports to create;

(h)	any Transaction Document is repudiated (other than by the Lender) or is or becomes void or unenforceable against the Borrower or the PPA is terminated, repudiated (other than by the Lender) or is or becomes void or unenforceable;

(i)	the Government of Mongolia takes, or states officially in writing to the Borrower or any of its Subsidiaries that it intends to take, any step with a view to the revocation of any material license for the OT Project or the seizure, expropriation or nationalisation of the shares in any Material Subsidiary or any of their assets or revenues, unless within 60 days thereof, in the case of any such step taken, the Government of Mongolia cancels or otherwise undoes such step and, in the case of any such official statement, the Government of Mongolia officially retracts in writing such statement;

(j)	there occurs any acts of war (declared or undeclared), civil war, revolution, insurrection, or acts of terrorism in Mongolia which would reasonably be expected to have a Material Adverse Effect, unless within 60 days thereof, such occurrence did not, and would not reasonably be expected to continue to have, a Material Adverse Effect;

(k)	any litigation, arbitration or administrative proceeding taking place against the Borrower, a Material Subsidiary (other than SGER and its Subsidiaries) or the OT Project is reasonably likely to have an adverse outcome and such outcome might have a Material Adverse Effect, unless within 60 days of the initiation thereof, such litigation, arbitration or administrative proceeding is either (i) dismissed or (ii) no longer reasonably likely to have an adverse outcome or such outcome no longer might have a Material Adverse Effect;

(l)	the Borrower Shares are delisted or suspended from trading for more than five days on (i) the TSX or (ii) the NYSE and NASDAQ;

(m)	the Borrower ceases to be a “reporting issuer” in a province of Canada;

(n)	the Borrower carries on a business which its constating documents prohibit it from carrying on, or loses its charter by expiration, forfeiture or otherwise, or ceases or threatens to cease to carry on business as a going concern; or

(o)	if in the opinion of the Lender, acting reasonably, an event that is likely to have a Material Adverse Effect has occurred.
12.2 Upon the occurrence of an Event of Default (other than that event set out in Section 12.1(j)), the Lender may, at its option and without prejudice to any other rights and remedies available to it, serve upon the Borrower a written notice requiring the Loan Amount to be immediately repaid in full and cancelling the Facility.
12.3 Upon the occurrence of an Event of Default pursuant to Section 12.1(j) above, the Lender may, at its option, deliver a notice to the Borrower cancelling the Facility.
ARTICLE 13
REMEDIES
13.1 Upon the Lender declaring that all of the Loan Amount to be forthwith due and payable, whereupon the same shall become and be forthwith due and payable without protest, presentment, demand or notice of any kind, all of which are expressly waived by the Borrower, the Lender may proceed to protect, exercise and enforce its rights and remedies under the Loan Documents, and such other rights and remedies as are provided by law or by equity or by statute. Such remedies shall include the right of the Lender to appoint a receiver and/or manager or receiver-manager of the Borrower.
ARTICLE 14
MISCELLANEOUS
14.1 Fees and Expenses. The Borrower shall pay to the Lender on demand all reasonable and necessary expenses incurred by the Lender in connection with the Loan Documents. In addition, the Borrower agrees that the Lender may charge on its own behalf and pay to others sums for expenses reasonably incurred and for services reasonably rendered (expressly including legal advice and services) in or in connection with maintaining, protecting, realizing, disposing of, retaining or collecting the assets and property charged by the Loan Documents or any part thereof, and such sums shall be a charge on the proceeds of realization, disposition or collection.
14.2 Waiver. No waiver or delay on the part of the Lender in exercising any right or privilege hereunder and no waiver as to any default or Event of Default hereunder shall operate as a waiver thereof unless made in writing and signed by an authorized officer of the Lender. No written waiver shall preclude the further or other exercise by the Lender of any right, power or privilege hereunder, or extend to or apply to any further default or Event of Default.

14.3 Dealings by Lender. The Lender may grant extensions of time and other indulgences, take and give up securities, accept compositions, grant releases and discharges and otherwise deal with the Borrower, debtors of the Borrower, sureties and others and with the Transaction Documents and other securities as the Lender may see fit without prejudice to the liability of the Borrower under the Transaction Documents or the Lender’s right to hold and enforce the Transaction Documents.
14.4 Notices. All notices, payments and other required or permitted communications (each a “Notice”) to either Party will be in writing, and will be addressed respectively as follows:

If to the Lender:	Rio Tinto International Holdings Limited

6 St. James’s Square
London
W1Y 4LD
United Kingdom

Attention:	Company Secretary
Fax:	44 20 7930 3249

With a copy to:	Chief Executive Copper Group
Rio Tinto plc
6 St. James Square
London SW1Y 4LD

Fax:	44 20 7930 3249

If to the Borrower:	Ivanhoe Mines Ltd.

654 – 999 Canada Place
Vancouver, B.C.
Canada V6C 3E1

Attention:	Corporate Secretary
Fax:	604 682 2060
or at such other address of fax number or to such other contact person as a Party may give Notice to the other Party. All Notices will be given by registered mail with acknowledgement of receipt, or by courier, or by fax, with confirmation by registered mail or courier with acknowledgement of receipt. All Notices will be effective and will be deemed given:
(a)	if delivered by hand, immediately;

(b)	in the case of delivery by mail or courier, two Business Days after the date of posting (if posted or couriered to an address in the same country) or five Business Days after the date of posting (if sent by courier to an address in another country); and

(c)	in the case of fax, on receipt by the sender of a transmission control report from the dispatching machine showing the relevant number of pages and the correct destination fax machine number and indicating that the transmission has been made without error, but if the result is that a Notice would be taken to be given or made on a day which is not a Business Day in the place to which the notice or communication is sent or is received later than 4.00 pm (local time), it will be taken to have been given or made at the commencement of the next Business Day in that place.
14.5 Further Assurances. Each of the Parties will take, from time to time and without additional consideration, such further actions and execute such additional documents and instruments as may be reasonably necessary or convenient to implement and carry out the intent and purpose of this Agreement.
14.6 Inconsistency with Other Loan Documents. To the extent that any condition, representation, covenant or other provision contained in the Loan Documents other than this Agreement in effect as of the date hereof and unamended is at any time inconsistent or conflicts with any term, condition, representation, covenant or other provision contained in this Agreement, then the provisions of this Agreement shall govern.
14.7 Severability. If any provision of this Agreement or any of the other Loan Documents or any part hereof or thereof shall be found or determined to be invalid, illegal or unenforceable in any jurisdiction, it shall for the purposes of such jurisdiction only be severable from this Agreement or such other Loan Document, as the case may be, and the remainder of this Agreement or such Loan Document, as the case my be, shall for the purposes of such jurisdiction only be construed as if such invalid, illegal or unenforceable provision or part had been deleted herefrom or therefrom.
14.8 Non-Exclusive Remedies. Nothing contained in this Agreement or any of the other Transaction Documents shall prejudice or impair any other right or remedy which the Lender may otherwise have with respect to the Facility or any right or remedy the Lender may have with respect to other loans which the Lender may make to the Borrower.
14.9 Time of Essence. Time shall be of the essence in this Agreement.
14.10 Successors and Assigns. This Agreement shall be binding upon and shall enure to the benefit of the Borrower and the Lender and to their permitted assigns. The Lender shall have the right to assign and transfer to one or more persons all or a portion of its rights and obligations under any Transaction Document with the prior written consent of the Borrower, such consent not to be unreasonably withheld or delayed. The Lender may assign its rights and transfer its obligation under any Transaction Document to any member of the Rio Tinto Group without the consent of the Borrower. The Borrower will not be responsible to gross up and indemnify the Lender for any additional cost or liability for Taxes under this Agreement which arises after an assignment of rights or transfer of obligations which would not have arisen if the assignment or transfer had not occurred. The Borrower shall not assign its rights or transfer its obligation under any Transaction Document.

14.11 Governing Law. This Agreement, the other Loan Documents and all certificates and other documents delivered to the Lender hereunder shall, unless expressly stated to the contrary, be construed and interpreted in accordance with the laws of British Columbia and the laws of Canada applicable therein. Any and all disputes arising under this Agreement, whether as to interpretation, performance or otherwise, shall be subject to the non-exclusive jurisdiction of any British Columbia court sitting in Vancouver, British Columbia and each of the Parties hereto irrevocably attorns to the jurisdiction of such courts. The Parties shall not contest jurisdiction of or venue before the courts identified in the prior sentence on grounds of forum non conveniens or other grounds. The Parties hereby waive any defence of or relating to lack of personal jurisdiction with respect to any such action or proceeding in any such court.
14.12 Modification. No modification, rescission, waiver, release, or amendment of any provision of this Agreement shall be made, except by a written agreement signed by the Borrower and a duly authorized officer of the Lender.
14.13 Entire Agreement. This Agreement is intended by the Borrower and the Lender to be the final, complete, and exclusive expression of the agreement between them relating to the subject matter hereof. This Agreement supersedes the following sections of the Heads of Agreement:
Section 1: Facility, Parties and Availability
Section 2: Interest
Section 3: Conversion
Section 4: Transferability, Seniority and Security
Section 5: Operations Budget and Plan and Suspension Plan
Section 7: Negative Covenants (all paragraphs other than last paragraph re Strategic Purchaser Covenant)
Section 7: Positive Covenants (all paragraphs other than paragraphs (g) and (h))
Section 8: Conditions to Funding
Section 9: Representations and Warranties (to the extent such section relates to representations and warranties given on the Funding Date and the date of each drawdown)
Section 10: Events of Default
14.14 Currency Conversion Indemnity. If:
(a)	any amount payable under, or in connection with any matter relating to or arising out of, the Loan Documents, is received by the Lender in a currency (the “Payment Currency”) other than that agreed to be payable thereunder (the “Agreed Currency”), whether voluntary or pursuant to an order, judgment or decision of any court, tribunal, arbitration panel or administrative agency or as a result of any bankruptcy, receivership, liquidation or other insolvency type proceedings or otherwise; and

(b)	the amount so received by converting the Payment Currency so received into the Agreed Currency is less than the relevant amount of the Agreed Currency;

then:
(c)	the amount so received shall constitute a discharge of the liability of the Borrower under or in connection with the Loan Documents only to the extent of the amount received following the conversion described in paragraph (b) above; and

(d)	the Borrower shall forthwith indemnify and save the Lender harmless from and against such deficiency and any loss or damage arising as a result thereof.
Any conversion pursuant to this Section 14.14 shall be made at such prevailing rate of exchange on such date within three (3) Business Days following the date the Payment Currency is received by the Lender and in such market as is determined by the Lender as being the most appropriate for such a conversion. The Borrower shall in addition pay the reasonable costs of such conversion.
14.15 Counterparts. This Agreement may be executed in any number of counterparts, and by the Lender and the Borrower in separate counterparts, each of which shall be an original, but all of which shall together constitute one and the same agreement.
14.16 Facsimiles. Delivery of an executed signature page to this Agreement by either Party by electronic transmission will be as effective as delivery of a manually executed copy of the Agreement by such Party.
[INTENTIONALLY BLANK]

          IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

IVANHOE MINES LTD.

By:	/s/ Beverly A. Bartlett
Name:	Beverly A. Bartlett
Title:	Vice President & Corporate Secretary

RIO TINTO INTERNATIONAL HOLDINGS LIMITED

By:	/s/ Ben Mathews
Name:	Ben Mathews
Title:	Director